Exhibit 99.1

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES ACQUISITION OF

HEINEKEN PACKAGING BUSINESSES IN MEXICO

Philadelphia, PA – September 1, 2014. Crown Holdings, Inc. (NYSE: CCK), a global leader in consumer packaging, today announced that it has entered into a definitive agreement to acquire EMPAQUE, a leading Mexican manufacturer of aluminum cans and ends, bottle caps and glass bottles for the beverage industry, from Heineken N.V., in a cash transaction valued at $1.225 billion, subject to adjustment. The acquisition is subject to customary closing conditions, including competition authority approval, and is expected to close by year end 2014 and contribute between $0.15 and $0.20 per share to Crown’s 2015 earnings before synergies, but including estimated amortization and depreciation for purchase accounting adjustments. Information regarding the expected amount and timing of synergies will be provided in due course.

According to Crown Chairman and Chief Executive Officer John W. Conway, the acquisition of EMPAQUE will significantly enhance Crown’s strategic position in beverage cans, both regionally and globally. In North America, Crown will become the second largest beverage can producer, supplying over 24 billion units annually to a balanced portfolio of beer and soft drink customers. On a worldwide basis, after closing Crown will supply over 62 billion units annually, representing 20% of all beverage cans globally. Crown will also bolster its already industry-leading geographic footprint, as over 50% of beverage can revenue will be attributable to the faster growing developing regions. Long-term supply agreements with Heineken affiliates will also provide a stable cash-flow base for the EMPAQUE business in Mexico.

With projected 2014 sales of approximately $700 million and EBITDA of approximately $150 million, EMPAQUE, headquartered in Monterrey, Mexico, currently operates two beverage can plants, a plant that manufacturers beverage can ends, aluminum closures and bottle caps, a glass bottle plant and a glass service facility in Mexico, with a total of approximately 1,500 employees.

Commenting on the transaction, Conway said, “We are excited to acquire EMPAQUE and its excellent, well-managed facilities. This transaction will allow us to expand our presence in the growing Mexican market, significantly strengthen our global beverage packaging business and deliver compelling benefits to shareholders.”

Citigroup Global Markets Inc. acted as financial advisor to Crown and provided committed financing for the transaction.

About Crown Holdings, Inc.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania. For more information, visit www.crowncork.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements, including that the transaction is subject to a number of conditions; the Company’s ability to close the transaction in 2014, or at all; the ability of the EMPAQUE business to achieve projected sales and EBITDA estimates in 2014; whether the transaction will be approved by the Mexican Antitrust Authority or other competition authorities; whether the transaction will be accretive to the Company’s earnings in 2015; the accuracy of estimated amortization and depreciation amounts; the Company’s ability to successfully integrate the acquisition of EMPAQUE and realize synergies; the Company’s ability to generate positive cash-flows from supply agreements with Heineken affiliates; the accuracy of estimates of the Company’s post-closing beverage can volumes and market position; and the level of future customer demand for beverage cans, ends, crowns and glass bottles in Mexico. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2013 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

For more information, contact:

Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341

Thomas T. Fischer, Vice President Investor Relations and Corporate Affairs, (215) 552-3720